Exhibit 99.1

Teladoc Health Reports First Quarter 2022 Results

●	First quarter revenue grows 25% year-over-year to $565.4 million

●	Net loss per share of $41.58, primarily driven by non-cash goodwill impairment charge of $6.6 billion or $41.11 per share

●	Full year guidance ranges for 2022 revenue, net loss per share and adjusted EBITDA revised to $2.4 - $2.5 billion, ($43.50) per share - ($43.00) per share, and $240 - $265 million, respectively

PURCHASE, NY, April 27, 2022— Teladoc Health, Inc. (NYSE: TDOC), the global leader in whole-person virtual care, today reported financial results for the first quarter ended March 31, 2022.

“Teladoc Health continues to be the global leader in transforming healthcare, delivering personalized, flexible and efficient whole-person care at scale for millions of consumers and patients while meaningfully reducing costs across the healthcare system. During the first quarter, we demonstrated significant progress in a number of strategic initiatives, such as successfully launching multiple clients on our innovative services, including Primary360 and our stepped-care chronic condition programs,” said Jason Gorevic, chief executive officer of Teladoc Health.

“While we continue to see sustainable growth across our suite of products and services, we are revising our 2022 outlook to reflect dynamics we are currently experiencing in the direct-to-consumer (D2C) mental health and chronic condition markets. In the D2C mental health market, higher advertising costs in some channels are generating a lower-than-expected yield on our marketing spend. In the chronic condition market, we are seeing an elongated sales cycle as employers and health plans evaluate their long-term strategies to deliver the benefits and care that their populations need. Despite the revision to our 2022 outlook, we are confident in our strategy, along with our breadth and depth of capabilities, which empower people everywhere to live healthier lives,” Gorevic added.

Key Financial Data
($ thousands, unaudited)
	Quarter Ended		Year over Year
	March 31,		Change
	2022	2021
Revenue	$565,350	$453,675	25%

Net Loss	$(6,674,523)	$(199,649)	N/M
Net Loss per share, basic and diluted	$(41.58)	$(1.31)	N/M

Adjusted EBITDA*	$54,497	$56,604	(4)%

* A reconciliation of each non-GAAP measure to the most comparable measure under GAAP has been provided in this press release in the accompanying tables. An explanation of these Non-GAAP measures is also included below under the heading “Non-GAAP Financial Measures.”

nm – Not meaningful

First Quarter 2022

Revenue increased 25% to $565.4 million, from $453.7 million in the first quarter of 2021. Access fees revenue grew 29% to $491.3 million and visit fee revenue grew 12% to $67.9 million. U.S. Revenues grew 24% to $491.2 million and International revenues grew 27% to $74.2 million.

Non-cash goodwill impairment charge of $6.6 billion was recorded in the first quarter of 2022. The non-cash charge had no impact on income taxes.

Net loss totaled $6,674.5 million, or $(41.58) per share, compared to $199.6 million, or $(1.31) per share, in the first quarter of 2021. Results for the first quarter of 2022 primarily included a non-cash goodwill impairment charge of $6,600.0 million, or $(41.11) per share, as well as stock-based compensation expense of $60.4 million, or $(0.38) per share, and amortization of acquired intangibles of $49.4 million, or $(0.31) per share.

Results for the first quarter of 2021 included stock-based compensation expense of $86.3 million, or $(0.57) per share, amortization of acquired intangibles of $43.7 million, or $(0.29) per share, and non-cash income tax charge of $87.0 million, or $(0.57) per share.

Adjusted EBITDA* decreased 4% to $54.5 million, compared to $56.6 million in the first quarter of 2021.

GAAP gross margin, which includes depreciation and amortization, was 66.0 percent for the first quarter of 2022 compared to 67.0 percent for the first quarter of 2021.

Adjusted gross margin* was 66.9 percent for the first quarter of 2022 compared to 67.8 percent for the first quarter of 2021.

Average revenue per U.S. paid member increased to $2.52 in the first quarter of 2022, from $2.09 in the first quarter of 2021 and $2.49 in the fourth quarter of 2021.

Financial Outlook

Teladoc Health provides guidance based on current market conditions and expectations and what we know today. In addition, given the uncertainty of the expected path of the COVID-19 pandemic as well as the broader economic impact, this is an evolving situation and circumstances may change. Based on what we know today, we believe our guidance ranges provide a reasonable baseline for 2022 financial performance.

For the second quarter of 2022, we expect:

2Q 2022 Guidance Range
Revenue	$580 - $600 million
EBITDA	($37) - ($22) million
Adjusted EBITDA	$39 - $49 million
Net loss per share	($0.72) - ($0.60)
Total U.S. Paid Membership	54.0 - 55.0 million
Visit Fee Only Access	~25 million
Total Visits	4.4 - 4.6 million

For the full year 2022, we expect:

Full Year 2022 Guidance Range
Revenue	$2,400 - $2,500 million
EBITDA	($52) - ($7) million
Adjusted EBITDA	$240 - $265 million
Net loss per share	($43.50) - ($43.00)
Total U.S. Paid Membership	54.0 - 56.0 million
Visit Fee Only Access	~25 million
Total Visits	18.5 - 19.5 million

Earnings Conference Call

The first quarter 2022 earnings conference call and webcast will be held Wednesday, April 27, 2022 at 4:30 p.m. E.T. The conference call can be accessed by dialing 1-844-200-6205 for U.S. participants, or 1-929-526-1599 for international participants, and referencing Conference ID Number: 843324; or via a live audio webcast available online at http://ir.teladoc.com/news-and-events/events-and-presentations/. A webcast replay will be available for on-demand listening shortly after the completion of the call at the same web link, and will remain available for approximately 90 days.

About Teladoc Health

Teladoc Health empowers all people everywhere to live their healthiest lives by transforming the healthcare experience. As the world leader in whole-person virtual care, Teladoc Health uses proprietary health signals and personalized interactions to drive better health outcomes across the full continuum of care, at every stage in a person’s health journey. Ranked best in KLAS for Virtual Care Platforms in 2021 and #1 among direct-to-consumer telehealth providers in the J.D. Power 2021 U.S. Telehealth Satisfaction Study, Teladoc Health leverages more than a decade of expertise and data-driven insights to meet the growing virtual care needs of consumers and healthcare professionals. For more information, please visit www.teladochealth.com or follow @TeladocHealth on Twitter.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future financial or operating results, future numbers of members or clients, future numbers of visits, litigation outcomes, regulatory developments, market developments, new products and growth strategies, and the effects of any of the foregoing on our future results of operations or financial condition.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market conditions and receptivity to our services and offerings; (iii) results of litigation; (iv) the loss of one or more key clients; (v) changes in valuations or useful lives of our assets; (vi) changes to our abilities to recruit and retain qualified providers into our network; (vii) the impact of impairment losses; (viii) risks relating to impairment losses, including with respect to goodwill; and (ix) the impact of the COVID-19 pandemic on our operations, demand for our services and general economic conditions, as well as orders, directives and legislative action by local, state, federal and foreign governments in response to the spread of COVID-19. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Revenues and Summary Operating Metrics

Revenue ($ thousands, except Average U.S.	Quarter Ended		Year over Year
Revenue Per Member)	March 31,		Growth
	2022	2021
Access Fees Revenue
U.S.	$421,146	$327,553	29%
International	70,191	54,553	29%
Total	491,337	382,106	29%

Visit Fee Revenue
U.S.	64,473	57,128	13%
International	3,455	3,383	2%
Total	67,928	60,511	12%

Other
U.S.	5,581	10,671	(48)%
International	504	387	30%
Total	6,085	11,058	(45)%

Total Revenue	$565,350	$453,675	25%

U.S. Revenue	$491,200	$395,352	24%
International Revenue	74,150	58,323	27%
Total Revenue	$565,350	$453,675	25%

Average U.S. Revenue Per Member (1)	$2.52	$2.09	21%

Visits	Quarter Ended		Year over Year
(thousands)	March 31,		Growth
	2022	2021
U.S. Visits	3,412	2,461	39%
International Visits	1,098	881	25%
Total Visits	4,510	3,342	35%

Utilization (2)	23.4%	17.5%	593	pt

Platform-Enabled Sessions (3)	1,174	1,092	8%

Total Visits & Sessions Provided & Enabled	5,684	4,434	28%

Membership and Visit Fee Only Access	Quarter Ended		Year over Year
(millions)	March 31,		Growth
	2022	2021
U.S. Paid Membership	54.3	51.5	5%

U.S. Visit Fee Only Access	25.2	22.0	14%

Unique Chronic Care Members (4)	0.731	0.653	12%

(1) Average U.S. Revenue Per Member measures the average amount of access revenue that the Company generates from a U.S. paid member for a particular period. It is calculated by dividing the U.S. access revenue generated from the Company’s U.S. paid members, excluding certain non-member based access fees, by the total average number of U.S. paid members during the applicable period.

(2) Utilization measures the ratio of visits to total U.S. paid members. It is calculated by dividing visits during a particular period (excluding visit fee only visits) by U.S. paid members in the applicable period and annualizing the result.

(3) Platform-Enabled Sessions are a unique instance in which our licensed software platform has facilitated a virtual voice or video encounter between a care provider and our client’s patient, or between care providers. We believe platform-enabled sessions are an indicator of the value our clients derive from the platform they license from us in order to facilitate virtual care.

(4) Unique Chronic Care Members represent the number of unique individuals enrolled in our suite of chronic care programs at the end of a given period.

TELADOC HEALTH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data, unaudited)

	Quarter Ended March 31,
	2022	2021
Revenue	$565,350	$453,675
Expenses:
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	187,025	145,959
Operating expenses:
Advertising and marketing	133,600	89,439
Sales	58,329	64,793
Technology and development	87,412	78,008
General and administrative	104,923	105,172
Acquisition, integration, and transformation costs	4,507	6,323
Depreciation and amortization	58,933	48,659
Goodwill impairment	6,600,000	—
Total expenses	7,234,729	538,353
Loss from operations	(6,669,379)	(84,678)
Loss on extinguishment of debt	—	11,459
Other income, net	(724)	(5,652)
Interest expense, net	5,480	22,125
Net loss before taxes	(6,674,135)	(112,610)
Income tax expense	388	87,039
Net loss	$(6,674,523)	$(199,649)

Net loss per share, basic and diluted	$(41.58)	$(1.31)

Weighted-average shares used to compute basic and diluted net loss per share	160,532,301	152,167,606

Stock-based Compensation Summary

Compensation costs for stock-based awards were classified as follows (in thousands):

	Quarter Ended
	March 31,
	2022	2021
Cost of revenue (exclusive of depreciation and amortization, which is shown separately)	$2,196	$2,362
Advertising and marketing	3,711	5,082
Sales	12,071	21,167
Technology and development	18,087	26,726
General and administrative	24,371	30,963
Total stock-based compensation expense (1)	$60,436	$86,300

(1) Excluding the amount capitalized related to internal software development projects.

TELADOC HEALTH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Quarter Ended March 31,
	2022	2021
Operating activities:
Net loss	$(6,674,523)	$(199,649)
Adjustments to reconcile net loss to net cash used in operating activities:
Goodwill impairment	6,600,000	—
Depreciation and amortization	58,933	48,659
Depreciation of rental equipment	770	824
Amortization of right-of-use assets	3,173	2,948
Provision for doubtful accounts	4,591	3,074
Stock-based compensation	60,436	86,300
Deferred income taxes	(2,319)	87,004
Accretion of interest	826	16,829
Loss on extinguishment of debt	—	11,459
Gain on sale of investment	—	(5,852)
Other, net	—	38
Changes in operating assets and liabilities:
Accounts receivable	(27,842)	(11,717)
Prepaid expenses and other current assets	(18,993)	(12,799)
Inventory	2,023	(2,877)
Other assets	(6,047)	1,244
Accounts payable	492	(11,989)
Accrued expenses and other current liabilities	11,706	(1,889)
Accrued compensation	(48,819)	(43,624)
Deferred revenue	7,479	17,086
Operating lease liabilities	(3,626)	(3,076)
Other liabilities	(7)	(19)
Net cash used in operating activities	(31,747)	(18,026)
Investing activities:
Capital expenditures	(3,913)	(2,115)
Capitalized software	(26,918)	(11,144)
Proceeds from marketable securities	—	50,000
Acquisitions of business, net of cash acquired	—	(55,921)
Other, net	3,264	3,150
Net cash used in investing activities	(27,567)	(16,030)
Financing activities:
Net proceeds from the exercise of stock options	3,585	11,908
Repurchase of 2022 Notes	—	(130)
Proceeds from advances from financing companies	2,232	4,816
Payment against advances from financing companies	(3,921)	(4,098)
Proceeds from employee stock purchase plan	3,680	8,648
Cash received for withholding taxes on stock-based compensation, net	103	1,218
Other, net	(2,863)	(187)
Net cash provided by financing activities	2,816	22,175
Net decrease in cash and cash equivalents	(56,498)	(11,881)
Foreign exchange difference	(538)	(1,339)
Cash and cash equivalents at beginning of the period	893,480	733,324
Cash and cash equivalents at end of the period	$836,444	$720,104

TELADOC HEALTH, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data, unaudited)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$836,444	$893,480
Short-term investments	2,544	2,537
Accounts receivable, net of provision of $13,056 and $12,384, respectively	191,528	168,956
Inventories	70,654	73,079
Prepaid expenses and other current assets	106,875	87,387
Total current assets	1,208,045	1,225,439
Property and equipment, net	28,419	27,234
Goodwill	7,899,795	14,504,174
Intangible assets, net	1,883,897	1,910,278
Operating lease - right-of-use assets	45,552	46,780
Other assets	26,629	20,703
Total assets	$11,092,337	$17,734,608
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$47,412	$47,257
Accrued expenses and other current liabilities	116,689	102,933
Accrued compensation	46,075	91,941
Deferred revenue-current	83,847	75,569
Advances from financing companies	12,664	13,313
Total current liabilities	306,687	331,013
Other liabilities	1,445	1,492
Operating lease liabilities, net of current portion	40,163	41,773
Deferred revenue, net of current portion	2,884	3,834
Advances from financing companies, net of current portion	8,252	9,291
Deferred taxes, net	57,516	75,777
Convertible senior notes, net	1,532,780	1,225,671
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares authorized as of March 31, 2022 and December 31, 2021; 161,434,513 shares and 160,469,325 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	161	160
Additional paid-in capital	17,177,152	17,473,336
Accumulated deficit	(8,023,279)	(1,421,454)
Accumulated other comprehensive loss	(11,424)	(6,285)
Total stockholders’ equity	9,142,610	16,045,757
Total liabilities and stockholders’ equity	$11,092,337	$17,734,608

Non-GAAP Financial Measures:

To supplement our financial information presented in accordance with GAAP, we use adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA, which are non-GAAP financial measures, to clarify and enhance an understanding of past performance. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance. We further believe that these financial measures are useful financial metrics to assess our operating performance and financial and business trends from period-to-period by excluding certain items that we believe are not representative of our core business. We use certain financial measures for business planning purposes and in measuring our performance relative to that of our competitors. We utilize adjusted EBITDA as the primary measure of our performance.

Adjusted gross profit is our total revenue minus our total cost of revenue (exclusive of depreciation and amortization, which is shown separately) and adjusted gross margin is adjusted gross profit as a percentage of our total revenue.

EBITDA consists of net loss before interest; other expense (income), net, including foreign exchange gain or loss; taxes; depreciation and amortization; goodwill impairment; and loss on extinguishment of debt. Adjusted EBITDA consists of net loss before interest; other expense (income), net, including foreign exchange gain or loss; taxes; depreciation and amortization; goodwill impairment; loss on extinguishment of debt; stock-based compensation; and acquisition, integration and transformation costs.

We believe the above financial measures are commonly used by investors to evaluate our performance and that of our competitors. However, our use of the terms adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA may vary from that of others in our industry. None of adjusted gross profit, adjusted gross margin, EBITDA, nor adjusted EBITDA should be considered as an alternative to net loss before taxes, net loss, net loss per share or any other performance measures derived in accordance with GAAP.

Adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA have important limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	Adjusted gross margin has been and will continue to be affected by a number of factors, including the fees we charge our clients, the number of visits and cases we complete, the costs paid to providers and medical experts, as well as the costs of our provider network operations center;
●	Adjusted gross margin does not reflect the significant depreciation and amortization to cost of revenue;
●	EBITDA and adjusted EBITDA do not reflect goodwill impairment;
●	EBITDA and adjusted EBITDA do not reflect the interest expense on our debt;
●	EBITDA and adjusted EBITDA eliminate the impact of income taxes on our results of operations;
●	EBITDA and adjusted EBITDA do not reflect the loss on extinguishment of debt;
●	EBITDA and adjusted EBITDA do not reflect other expense (income), net;
●	Adjusted EBITDA does not reflect the significant acquisition, integration and transformation costs. Acquisition, integration and transformation costs include investment banking, financing, legal, accounting, consultancy, integration, fair value changes related to contingent consideration and certain other transaction costs related to mergers and acquisitions. It also includes costs related to certain business transformation initiatives focused on integrating and optimizing various operations and systems, including upgrading our customer relationship management (CRM) and enterprise resource planning (ERP) systems. These transformation cost adjustments made to our results do not represent normal, recurring, operating expenses necessary to operate the business but rather, incremental costs incurred in connection with our acquisition and integration activities;
●	Adjusted EBITDA does not reflect the significant non-cash stock compensation expense which should be viewed as a component of recurring operating costs; and
●	other companies in our industry may calculate adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA differently than we do, limiting the usefulness of these measures as comparative measures.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA do not reflect any expenditures for such replacements.

We compensate for these limitations by using adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include net loss, net loss per share, and other performance measures.

In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The following is a reconciliation of gross profit and gross margin, the most directly comparable GAAP financial measures, to adjusted gross profit and adjusted gross margin, respectively:

Reconciliation of GAAP Gross Profit to Adjusted Gross Profit and Adjusted Gross Margin

(In thousands, unaudited)

	Quarter Ended
	March 31,
	2022	2021
Revenue	$565,350	$453,675
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	(187,025)	(145,959)
Depreciation and amortization of intangible assets	(5,119)	(3,576)
Gross Profit	373,206	304,140
Depreciation and amortization of intangible assets	5,119	3,576
Adjusted gross profit	$378,325	$307,716

Gross margin	66.0%	67.0%
Adjusted gross margin	66.9%	67.8%

The following is a reconciliation of Net Loss, the most directly comparable GAAP financial measure, to EBITDA and adjusted EBITDA:

Reconciliation of GAAP Net Loss to EBITDA and Adjusted EBITDA

(In thousands, except for guidance data, unaudited)

	Quarter Ended		Guidance in millions (1)
	March 31,		Second Quarter	Full Year
	2022	2021	2022	2022
Net loss	$(6,674,523)	$(199,649)	$(116) - ($97)	$(7,024) - ($6,944)
Adjustments:
Goodwill impairment	6,600,000	—
Loss on extinguishment of debt	—	11,459
Other income, net	(724)	(5,652)
Interest expense, net	5,480	22,125
Income tax expense	388	87,039
Depreciation and amortization	58,933	48,659
Total Adjustments	6,664,077	163,630	79 - 75	6,972 - 6,937
EBITDA	(10,446)	(36,019)	(37) - (22)	(52) - (7)
Adjustments:
Stock-based compensation	60,436	86,300
Acquisition, integration, and transformation costs	4,507	6,323
Total Adjustments	64,943	92,623	76 - 71	292 - 272
Adjusted EBITDA	$54,497	$56,604	$39 - $49	$240 - $265

(1) We have not provided a full line-item reconciliation for net loss to EBITDA or adjusted EBITDA guidance because we do not provide guidance on the individual reconciling items between net loss, EBITDA, and adjusted EBITDA. This is due to the uncertainty as to timing, and the potential variability, of the individual reconciling items such as goodwill impairment, stock-based compensation and the related tax impact, income taxes and acquisition, integration and transformation costs, the effect of which may be significant. Accordingly, a full line-item reconciliation of the GAAP measure to the corresponding non-GAAP financial measure guidance is not available without unreasonable effort.

Investors:
Patrick Feeley

914-265-7925

IR@teladochealth.com

Media:

Chris Stenrud

860-491-8821

pr@teladochealth.com